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                                                      PricewaterhouseCoopers LLP
                                                      125 High Street
                                                      Boston MA 02110
                                                      Telephone (617) 530 5000
                                                      Facsimile (617) 530 5001

February 11, 2008

Mr. Gary Young
Treasurer
Diamond Hill Financial Trends Fund, Inc.
325 John H. McConnell Boulevard
Suite 200
Columbus, Ohio 43215


Dear Mr. Young:


This is to confirm that the client-auditor relationship between the Diamond Hill Financial Trends, Fund, Inc. (formerly known as John Hancock Financial Trends, Inc.) (Commission File Number 811-05734) and PricewaterhouseCoopers LLP was terminated effective November 30, 2007.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

cc: Office of the Chief Accountant
    PCAOB Letter Files
    Securities and Exchange Commission
    100 F Street, N.E.
    Washington, DC 20549-7561

Change in auditor
Unaudited

On November 30, 2007, PricewaterhouseCoopers (PwC) resigned as the independent registered public accounting firm of the Trust at the request of the Trust. On December 10, 2007, the Board of Directors of the Trust, upon recommendation of the audit committee, engaged Ernst & Young LLP as the independent registered public accounting firm for the Fund's fiscal year ending December 31, 2007. PwC's audit reports on the Fund's financial statements for the prior fiscal years ended December 31, 2006 and 2005, contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with the audits for the fiscal years ended December 31, 2006 and 2005, and the subsequent interim period through November 30, 2007, (1) there were no disagreements between the Trust and PwC on accounting principles or practices, financial statement disclosure or audit scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreement in its report, and (2) there were no reportable events.